- - - - -
FORM 4
- - - - -
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] Check this box if no longer subject      _________________________________
    to Section 16. Form 4 or Form 5          | OMB Number: 3235-0287         |
    obligations may continue.  See           | Expires: January 31, 2005     |
    Instruction 1(b)                         | Estimated average burden      |
                                             | hours per response....... 0.5 |
                                             _________________________________


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
-------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   Ryan              Michael               P.
-----------------------------------------------------
   (Last)            (First)            (Middle)

   c/o Prime Financial Services, Inc.
   11 Raymond Avenue
-----------------------------------------------------
                     (Street)

   Poughkeepsie           NY            12603
-----------------------------------------------------
   (City)               (State)         (Zip)

-------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   Gilman and Ciocia, Inc. (GTAX)

-------------------------------------------------------------------------------
3. IRS Identification Number of Reporting Person, if an entity
   (Voluntary)



-------------------------------------------------------------------------------
4. Statement for Month/Year

   March/2002

-------------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Year)



-------------------------------------------------------------------------------
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   (7) Director                             [X] 10% Owner
   (7) Officer (give title below)           [ ] Other (specify below)


   --------------------------------------------------

-------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check applicable line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

-------------------------------------------------------------------------------

                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
---------------------------------------------------------------------------------------------------------------------------------
                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           action        action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           Date          Code            (Instr. 3, 4 and 5)           End of           (D) or         Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month            Indirect       Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       3/13/02      P           50,000(1)    (A)      $2.10                              I            (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       3/25/02      S            2,800(2)    (D)      $1.51                              I            (3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       3/25/02      S            3,000(2)    (D)      $1.60                              I            (3)
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                          PAGE 1
      POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
      REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                                                                              (OVER)

- - - - -
FORM 4
- - - - -
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] Check this box if no longer subject      _________________________________
    to Section 16. Form 4 or Form 5          | OMB Number: 3235-0287         |
    obligations may continue.  See           | Expires: January 31, 2005     |
    Instruction 1(b)                         | Estimated average burden      |
                                             | hours per response....... 0.5 |
                                             _________________________________


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
-------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   Ryan              Michael               P.
-----------------------------------------------------
   (Last)            (First)            (Middle)

   c/o Prime Financial Services, Inc.
   11 Raymond Avenue
-----------------------------------------------------
                     (Street)

   Poughkeepsie           NY            12603
-----------------------------------------------------
   (City)               (State)         (Zip)

-------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   Gilman and Ciocia, Inc. (GTAX)

-------------------------------------------------------------------------------
3. IRS Identification Number of Reporting Person, if an entity
   (Voluntary)



-------------------------------------------------------------------------------
4. Statement for Month/Year

   March/2002

-------------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Year)



-------------------------------------------------------------------------------
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director                             [ ] 10% Owner
   [ ] Officer (give title below)           [ ] Other (specify below)


   --------------------------------------------------

-------------------------------------------------------------------------------
8. Individual or Joint/Group Filing (Check applicable line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

-------------------------------------------------------------------------------

                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
---------------------------------------------------------------------------------------------------------------------------------
                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           action        action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           Date          Code            (Instr. 3, 4 and 5)           End of           (D) or         Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month            Indirect       Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       5/18/99      P            2,000       (A)      $10.50                            (I)          (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       5/11/99      P            2,000       (A)      $12.69                            (I)          (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       4/31/99      P             500        (A)      $11.19                            (I)          (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       5/08/00      P             500        (A)      $6.13                             (I)          (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       5/17/00      P             100        (A)      $6.13                             (I)          (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       5/22/00      P             600        (A)      $5.35                             (I)          (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       6/09/00      P             100        (A)      $5.00                             (I)          (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       6/13/00      P             200        (A)      $4.88                             (I)          (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       6/14/00      P             100        (A)      $5.00                             (I)          (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       6/20/00      P             100        (A)      $4.50                             (I)          (1)
---------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                          PAGE 2(A)
      POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
      REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


- - - - -
FORM 4
- - - - -
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] Check this box if no longer subject      _________________________________
    to Section 16. Form 4 or Form 5          | OMB Number: 3235-0287         |
    obligations may continue.  See           | Expires: January 31, 2005     |
    Instruction 1(b)                         | Estimated average burden      |
                                             | hours per response....... 0.5 |
                                             _________________________________


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
-------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   Ryan              Michael               P.
-----------------------------------------------------
   (Last)            (First)            (Middle)

   c/o Prime Financial Services, Inc.
   11 Raymond Avenue
-----------------------------------------------------
                     (Street)

   Poughkeepsie           NY            12603
-----------------------------------------------------
   (City)               (State)         (Zip)

-------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   Gilman and Ciocia, Inc. (GTAX)

-------------------------------------------------------------------------------
3. IRS Identification Number of Reporting Person, if an entity
   (Voluntary)



-------------------------------------------------------------------------------
4. Statement for Month/Year

   March/2002

-------------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Year)



-------------------------------------------------------------------------------
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director                             [ ] 10% Owner
   [ ] Officer (give title below)           [ ] Other (specify below)


   --------------------------------------------------

-------------------------------------------------------------------------------
9. Individual or Joint/Group Filing (Check applicable line)

   [ ] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

-------------------------------------------------------------------------------

                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
---------------------------------------------------------------------------------------------------------------------------------
                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           action        action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           Date          Code            (Instr. 3, 4 and 5)           End of           (D) or         Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month            Indirect       Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       6/26/00      P            1,000       (A)      $4.50                             (I)          (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       10/11/00     P             100        (A)      $4.00                             (I)          (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       10/12/00     P             400        (A)      $4.00                             (I)          (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       10/13/00     P             100        (A)      $4.00                             (I)          (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       10/17/00     P             100        (A)      $4.00                             (I)          (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       10/18/00     P             100        (A)      $4.13                             (I)          (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       10/19/00     P             300        (A)      $4.00                             (I)          (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       10/20/00     P             400        (A)      $4.19                             (I)          (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       10/20/00     P             100        (A)      $4.13                             (I)          (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       10/24/00     P            25,000      (A)      $4.00                             (I)          (1)
---------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                          PAGE 2(B)
      POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
      REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                                                                              (OVER)

- - - - -
FORM 4
- - - - -
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] Check this box if no longer subject      _________________________________
    to Section 16. Form 4 or Form 5          | OMB Number: 3235-0287         |
    obligations may continue.  See           | Expires: January 31, 2005     |
    Instruction 1(b)                         | Estimated average burden      |
                                             | hours per response....... 0.5 |
                                             _________________________________


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
-------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   Ryan              Michael               P.
-----------------------------------------------------
   (Last)            (First)            (Middle)

   c/o Prime Financial Services, Inc.
   11 Raymond Avenue
-----------------------------------------------------
                     (Street)

   Poughkeepsie           NY            12603
-----------------------------------------------------
   (City)               (State)         (Zip)

-------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   Gilman and Ciocia, Inc. (GTAX)

-------------------------------------------------------------------------------
3. IRS Identification Number of Reporting Person, if an entity
   (Voluntary)



-------------------------------------------------------------------------------
4. Statement for Month/Year

   March/2002

-------------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Year)



-------------------------------------------------------------------------------
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director                             [ ] 10% Owner
   [ ] Officer (give title below)           [ ] Other (specify below)


   --------------------------------------------------

-------------------------------------------------------------------------------
10. Individual or Joint/Group Filing (Check applicable line)

    [ ] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person

-------------------------------------------------------------------------------

                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
---------------------------------------------------------------------------------------------------------------------------------
                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           action        action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           Date          Code            (Instr. 3, 4 and 5)           End of           (D) or         Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month            Indirect       Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       1/09/01      P            2,500       (A)      $2.99                             (I)          (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       5/21/01      P            1,000       (A)      $3.20                             (I)          (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       6/25/01      P             300        (A)      $2.92                             (I)          (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       11/29/01     P            3,000       (A)      $2.33                             (I)          (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       12/03/01     P             200        (A)      $2.49                             (I)          (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       12/07/01     P             400        (A)      $2.42                             (I)          (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       12/10/01     P             500        (A)      $2.44                             (I)          (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       12/17/01     P            1,200       (A)      $2.35                             (I)          (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       12/18/01     P            3,300       (A)      $2.39                             (I)          (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       12/19/01     P             200        (A)      $2.39                             (I)          (1)
---------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                          PAGE 2(C)
      POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
      REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


- - - - -
FORM 4
- - - - -
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] Check this box if no longer subject      _________________________________
    to Section 16. Form 4 or Form 5          | OMB Number: 3235-0287         |
    obligations may continue.  See           | Expires: January 31, 2005     |
    Instruction 1(b)                         | Estimated average burden      |
                                             | hours per response....... 0.5 |
                                             _________________________________


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
-------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   Ryan              Michael               P.
-----------------------------------------------------
   (Last)            (First)            (Middle)

   c/o Prime Financial Services, Inc.
   11 Raymond Avenue
-----------------------------------------------------
                     (Street)

   Poughkeepsie           NY            12603
-----------------------------------------------------
   (City)               (State)         (Zip)

-------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   Gilman and Ciocia, Inc. (GTAX)

-------------------------------------------------------------------------------
3. IRS Identification Number of Reporting Person, if an entity
   (Voluntary)



-------------------------------------------------------------------------------
4. Statement for Month/Year

   March/2002

-------------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Year)



-------------------------------------------------------------------------------
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director                             [ ] 10% Owner
   [ ] Officer (give title below)           [ ] Other (specify below)


   --------------------------------------------------

-------------------------------------------------------------------------------
11. Individual or Joint/Group Filing (Check applicable line)

    [ ] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person

-------------------------------------------------------------------------------

                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
---------------------------------------------------------------------------------------------------------------------------------
                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           action        action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           Date          Code            (Instr. 3, 4 and 5)           End of           (D) or         Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month            Indirect       Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       12/21/01     P             400        (A)      $2.26                             (I)          (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       12/31/00     P             600        (A)      $2.42                             (I)          (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       1/02/02      P            1,400       (A)      $2.46                             (I)          (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       1/04/02      P            2,000       (A)      $2.50                             (I)          (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       1/15/02      P            1,000       (A)      $2.41                             (I)          (1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       10/27/99     P             500        (A)      $9.38                             (I)          (2)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       11/21/99     P             500        (A)      $8.75                             (I)          (2)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       3/29/00      P             700        (A)      $7.14                             (I)          (2)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       4/20/00      P            1,000       (A)      $5.22                             (I)          (2)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       4/24/00      P            1,300       (A)      $5.13                             (I)          (2)
---------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                          PAGE 2(D)
      POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
      REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



- - - - -
FORM 4
- - - - -
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] Check this box if no longer subject      _________________________________
    to Section 16. Form 4 or Form 5          | OMB Number: 3235-0287         |
    obligations may continue.  See           | Expires: January 31, 2005     |
    Instruction 1(b)                         | Estimated average burden      |
                                             | hours per response....... 0.5 |
                                             _________________________________


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
-------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   Ryan              Michael               P.
-----------------------------------------------------
   (Last)            (First)            (Middle)

   c/o Prime Financial Services, Inc.
   11 Raymond Avenue
-----------------------------------------------------
                     (Street)

   Poughkeepsie           NY            12603
-----------------------------------------------------
   (City)               (State)         (Zip)

-------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   Gilman and Ciocia, Inc. (GTAX)

-------------------------------------------------------------------------------
3. IRS Identification Number of Reporting Person, if an entity
   (Voluntary)



-------------------------------------------------------------------------------
4. Statement for Month/Year

   March/2002

-------------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Year)



-------------------------------------------------------------------------------
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director                             [ ] 10% Owner
   [ ] Officer (give title below)           [ ] Other (specify below)


   --------------------------------------------------

-------------------------------------------------------------------------------
12. Individual or Joint/Group Filing (Check applicable line)

    [ ] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person

-------------------------------------------------------------------------------

                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
---------------------------------------------------------------------------------------------------------------------------------
                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           action        action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           Date          Code            (Instr. 3, 4 and 5)           End of           (D) or         Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month            Indirect       Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       4/28/00      P            1,000       (A)      $5.50                             (I)          (2)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       1/10/01      P             100        (A)      $3.06                             (I)          (2)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       1/16/01      P             100        (A)      $3.13                             (I)          (2)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       5/25/01      P             500        (A)      $3.10                             (I)          (2)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       5/22/01      P            1,000       (A)      $3.50                             (I)          (3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       6/15/00      P             220        (A)      $4.13                             (I)          (3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       8/1/00       P             400        (A)      $4.19                             (I)          (3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       8/2/00       P             400        (A)      $4.13                             (I)          (3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       8/3/00       P             400        (A)      $4.19                             (I)          (3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       8/7/00       P             400        (A)      $4.13                             (I)          (3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       8/10/00      P             280        (A)      $4.27                             (I)          (3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       8/11/00      P             100        (A)      $4.13                             (I)          (3)
---------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                          PAGE 2(E)
      POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
      REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



- - - - -
FORM 4
- - - - -
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] Check this box if no longer subject      _________________________________
    to Section 16. Form 4 or Form 5          | OMB Number: 3235-0287         |
    obligations may continue.  See           | Expires: January 31, 2005     |
    Instruction 1(b)                         | Estimated average burden      |
                                             | hours per response....... 0.5 |
                                             _________________________________


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
-------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   Ryan              Michael               P.
-----------------------------------------------------
   (Last)            (First)            (Middle)

   c/o Prime Financial Services, Inc.
   11 Raymond Avenue
-----------------------------------------------------
                     (Street)

   Poughkeepsie           NY            12603
-----------------------------------------------------
   (City)               (State)         (Zip)

-------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   Gilman and Ciocia, Inc. (GTAX)

-------------------------------------------------------------------------------
3. IRS Identification Number of Reporting Person, if an entity
   (Voluntary)



-------------------------------------------------------------------------------
4. Statement for Month/Year

   March/2002

-------------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Year)



-------------------------------------------------------------------------------
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director                             [ ] 10% Owner
   [ ] Officer (give title below)           [ ] Other (specify below)


   --------------------------------------------------

-------------------------------------------------------------------------------
13. Individual or Joint/Group Filing (Check applicable line)

    [ ] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person

-------------------------------------------------------------------------------

                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
---------------------------------------------------------------------------------------------------------------------------------
                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           action        action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           Date          Code            (Instr. 3, 4 and 5)           End of           (D) or         Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month            Indirect       Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       10/4/01      P             100        (A)      $3.00                             (I)          (3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       6/15/00      I             150        (A)      $4.31                             (I)          (3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       8/10/00      I             850        (A)      $4.31                             (I)          (3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       8/11/00      I             100        (A)      $4.31                             (I)          (3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       8/14/00      I             100        (A)      $4.31                             (I)          (3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       8/15/00      I             100        (A)      $4.22                             (I)          (3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       8/23/00      I             100        (A)      $4.31                             (I)          (3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       8/28/00      I             100        (A)      $4.00                             (I)          (3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       8/31/00      I             100        (A)      $4.00                             (I)          (3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       9/1/00       I             100        (A)      $4.00                             (I)          (3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       9/5/00       I             100        (A)      $4.06                             (I)          (3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       9/11/00      I             500        (A)      $4.19                             (I)          (3)
---------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                          PAGE 2(F)
      POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
      REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



- - - - -
FORM 4
- - - - -
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] Check this box if no longer subject      _________________________________
    to Section 16. Form 4 or Form 5          | OMB Number: 3235-0287         |
    obligations may continue.  See           | Expires: January 31, 2005     |
    Instruction 1(b)                         | Estimated average burden      |
                                             | hours per response....... 0.5 |
                                             _________________________________


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
-------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   Ryan              Michael               P.
-----------------------------------------------------
   (Last)            (First)            (Middle)

   c/o Prime Financial Services, Inc.
   11 Raymond Avenue
-----------------------------------------------------
                     (Street)

   Poughkeepsie           NY            12603
-----------------------------------------------------
   (City)               (State)         (Zip)

-------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   Gilman and Ciocia, Inc. (GTAX)

-------------------------------------------------------------------------------
3. IRS Identification Number of Reporting Person, if an entity
   (Voluntary)



-------------------------------------------------------------------------------
4. Statement for Month/Year

   March/2002

-------------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Year)



-------------------------------------------------------------------------------
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director                             [ ] 10% Owner
   [ ] Officer (give title below)           [ ] Other (specify below)


   --------------------------------------------------

-------------------------------------------------------------------------------
14. Individual or Joint/Group Filing (Check applicable line)

    [ ] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person

-------------------------------------------------------------------------------

                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
---------------------------------------------------------------------------------------------------------------------------------
                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           action        action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           Date          Code            (Instr. 3, 4 and 5)           End of           (D) or         Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month            Indirect       Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       9/13/00      I             500        (A)      $4.44                              I           (3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       9/19/00      I             100        (A)      $4.19                              I           (3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       10/6/00      I             100        (A)      $4.00                              I           (3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       5/23/00      I             300        (A)      $5.69                              D
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       6/14/00      I            1,100       (A)      $4.72                              D
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       6/26/00      I             400        (A)      $4.50                              D
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       7/6/00       I             500        (A)      $4.63                              D
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       7/6/00       I             400        (A)      $4.28                              D
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       7/31/00      I            3,000       (A)      $4.31                              D
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share       8/4/00       I             300        (A)      $4.31                              D
---------------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                          PAGE 2(g)
      POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
      REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



- - - - -
FORM 4
- - - - -
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] Check this box if no longer subject      _________________________________
    to Section 16. Form 4 or Form 5          | OMB Number: 3235-0287         |
    obligations may continue.  See           | Expires: January 31, 2005     |
    Instruction 1(b)                         | Estimated average burden      |
                                             | hours per response....... 0.5 |
                                             _________________________________


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
-------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   Ryan              Michael               P.
-----------------------------------------------------
   (Last)            (First)            (Middle)

   c/o Prime Financial Services, Inc.
   11 Raymond Avenue
-----------------------------------------------------
                     (Street)

   Poughkeepsie           NY            12603
-----------------------------------------------------
   (City)               (State)         (Zip)

-------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   Gilman and Ciocia, Inc. (GTAX)

-------------------------------------------------------------------------------
3. IRS Identification Number of Reporting Person, if an entity
   (Voluntary)



-------------------------------------------------------------------------------
4. Statement for Month/Year

   March/2002

-------------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Year)



-------------------------------------------------------------------------------
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director                             [ ] 10% Owner
   [ ] Officer (give title below)           [ ] Other (specify below)


   --------------------------------------------------

-------------------------------------------------------------------------------
15. Individual or Joint/Group Filing (Check applicable line)

    [ ] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person

-------------------------------------------------------------------------------

                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
---------------------------------------------------------------------------------------------------------------------------------
                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           action        action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           Date          Code            (Instr. 3, 4 and 5)           End of           (D) or         Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month            Indirect       Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share                                                                   859,704(4)            I           (4)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share                                                                     6,000               D
---------------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                          PAGE 3
      POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
      REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
-----------------------------------------------------------------------------------------------------------------------------------
    1.        2.        3.         4.         5.             6.                 7.           8.        9.         10.       11.
-----------------------------------------------------------------------------------------------------------------------------------
                                                                           Title and                           Ownership
                                          Number of     Date Exer-         Amount of                           Form of
                                          Derivative    cisable and        Underlying              Number of   Deriv-
                                          Securities    Expiration         Securities      Price   Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4, and 5)    Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security    ative      Day/     --------  ----------    cis-     ation            ber of   (Instr. Month       (Instr.   Ownership
(Instr. 3)  Security   Year)    Code  V   (A)   (D)     able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
Option        $6.00   7/6/00     A       250,000        10/1/00  7/5/05   Common  250,000          250,000        D
(right to                                                                 Stock
purchase)(5)
-----------------------------------------------------------------------------------------------------------------------------------
Option        $8.00   7/6/00     A       250,000        7/1/01   7/5/05   Common  250,000          250,000        D
(right to                                                                 Stock
purchase)(5)
-----------------------------------------------------------------------------------------------------------------------------------
Option        $6.00   3/13/01    A       15,000         3/13/01  3/12/06  Common   15,000           15,000        I         (6)
(right to                                                                 Stock
purchase)(5)
-----------------------------------------------------------------------------------------------------------------------------------

Explanation of responses:

(1) Represents transactions engaged in by Prime Financial Services, Inc. ("Prime") and its wholly owned subsidiaries, including the March 13, 2002 purchase of 50,000 shares from James Ciocia, Chairman of the Issuer. The Reporting Person is an officer and 50% shareholder of Prime.

(2) Represents transactions engaged in by Prudential Serls Prime Properties ("Serls"), of which the Reporting Person is a director and 25% shareholder. The Reporting Person disclaims beneficial ownership of these securities.

(3) Represents transactions engaged in by the Reporting Person's wife, Carole Enisman. The Reporting Person disclaims beneficial ownership of these securities.

(4) Represents 852,804 shares of common stock owned by Prime and its subsidiaries, 5,700 shares owned by Serls, and 1,200 shares owned by Ms. Enisman. The Reporting Person disclaims beneficial ownership of the shares held by Prudential Serls Prime Properties and Ms. Enisman.

(5)  Represents options to purchase the Issuer's common stock.

(6) Represents options to purchase the Issuer's common stock received by and owned directly by the Reporting Person's wife, Carole Enisman. The Reporting Person disclaims beneficial ownership of these securities.

(7)  The Reporting Person is no longer a director or officer of the Issuer.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

                   /s/ Michael Ryan                              4/10/02
              ----------------------------------------     --------------------
              ** Signature of Reporting Person                    Date


      POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
      REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.                                  PAGE 4